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FORM 4 |                                        |         OMB APPROVAL         |
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                                                |OMB Number           3235-0287|
                                                |Expires:      February 1, 1994|
                                                |Estimated average burden      |
                                                |hours per response........ 0.5|
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------
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                              WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person
                                          |                                                |      to Issuer (Check all applicable)
   Weening, Richard W.                    |   Cumulus Media Inc. (CMLS)                    |       X   Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)      |3. IRS Identification |  4. Statement for       |       X   Officer (give title below)
                                          |   Number of          |     Month/Year          |     -----
   111 E. Kilbourn Avenue, Suite 2700     |   Reporting Person,  |       2/00              |           Other (specify below)
                                          |   if an Entity       |                         |     -----
                                          |   (Voluntary)        |                         |
------------------------------------------|                      |-------------------------|----------------------------------------
               (Street)                   |                      |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                          |                      |     Date of Original    |   (Check applicable line)
   Milwaukee, WI  53202                   |                      |     (Month/Year)        | X  Form Filed by One Reporting Person
                                          |                      |                         | --
------------------------------------------|------------------------------------------------| -- Form Filed by More than One
(City)          (State)          (Zip)    |                                                |    Reporting Person
                                          |                                                |
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                 |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                        |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                     |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                     |              |               |                          | Owned at End| Direct   | Bene-
                                     |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                     |              |       |       |        | (A)  |          | (Instr. 3   | Indirect | Owner-
                                     |  (Month/Day/ |       |       |        |  or  |          |   and 4)    | (I)      | ship
                                     |   Year)      |  Code |  V    | Amount | (D)  |  Price   |             |(Instr. 4)|(Instr. 4)
-------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |-----------
Class A Common Stock, $.01 par value |              |       |       |        |      |          |   1,000     |   D      |
-------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |-----------
                                     |              |       |       |        |      |          |             |          |Quaestus
Class A Common Stock, $.01 par value |              |       |       |        |      |          | 101,000 (1) |   I      |Management
                                     |              |       |       |        |      |          |             |          |Corporation
-------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |-----------
                                     |              |       |       |        |      |          |             |          |CML
Class A Common Stock, $.01 par value |              |       |       |        |      |          | 201,100 (1) |   I      |Holdings,
                                     |              |       |       |        |      |          |             |          |LLC
-------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |-----------
                                     |              |       |       |        |      |          |             |          |Quaestus
Class A Common Stock, $.01 par value |              |       |       |        |      |          | 100,000 (1) |   I      |Partner
                                     |              |       |       |        |      |          |             |          |Fund
-------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |-----------
                                     |              |       |       |        |      |          |             |          |
-------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |-----------
                                     |              |       |       |        |      |          |             |          |
-------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |-----------
                                     |              |       |       |        |      |          |             |          |
-------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |-----------
                                     |              |       |       |        |      |          |             |          |
-------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |-----------
                                     |              |       |       |        |      |          |             |          |
------------------------------------------------------------------------------------------------------------------------------------

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
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  |2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-   |7. Title and Amount |8. Price
   Security             |   sion or  |   action |   action   |   Derivative     |    cisable and  |   of Underlying    |   of
   (Instr. 3)           |   Exercise |   Date   |   Code     |   Securities Ac- |    Expiration   |   Securities       |   Deriv-
                        |   Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date         |   (Instr. 3 and 4) |   ative
                        |   Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/  |                    |   Secur-
                        |   ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)        |                    |   ity
                        |   Security |          |            |   and 5)         |                 |                    |  (Instr. 5)
                        |            |          |            |                  |--------------------------------------|
                        |            |          |            |                  |Date   |Expira-  |         | Amount or|
                        |            |          |-------------------------------|Exer-  |tion     | Title   | Number of|
                        |            |          |  Code | V  | (A)    |(D)      |cisable|Date     |         | Shares   |
------------------------|------------|----------|-------|----|--------|---------|-------|---------|---------|----------|-----------
Class C Common Stock    | 1 for 1    |2/1/00    |  A    | V  | 128,000|         |On     |         |Class A  |          |
$.01 par value per share|            |          |       |    |        |         |Demand |         |Common   |          |
                        |            |          |       |    |        |         |       |         |Stock    |128,000   |$39.00
                        |            |          |       |    |        |         |       |         |$.01 par |          |
                        |            |          |       |    |        |         |       |         |value per|          |
                        |            |          |       |    |        |         |       |         |share    |          |
------------------------|------------|----------|-------|----|--------|---------|-------|---------|---------|----------|-----------
Stock Option (right to  |$14.00      |          |       |    |        |         | (2)   |6/22/08  |Class C  |          |
buy                     |            |          |       |    |        |         |       |         |Common   |          |
                        |            |          |       |    |        |         |       |         |Stock    |1,000,690 |$14.00
                        |            |          |       |    |        |         |       |         |$.01 par |          |
                        |            |          |       |    |        |         |       |         |value per|          |
                        |            |          |       |    |        |         |       |         |share    |          |
------------------------|------------|----------|-------|----|--------|---------|-------|---------|---------|----------|-----------
Stock Option (right to  |$27.875     |          |       |    |        |         | (3)   |8/30/09  |Class C  |          |
buy                     |            |          |       |    |        |         |       |         |Common   |          |
                        |            |          |       |    |        |         |       |         |Stock    |500,000   |$27.875
                        |            |          |       |    |        |         |       |         |$.01 par |          |
                        |            |          |       |    |        |         |       |         |value per|          |
                        |            |          |       |    |        |         |       |         |share    |          |
------------------------|------------|----------|-------|----|--------|---------|-------|---------|---------|----------|-----------
Stock Option (right to  |$27.875     |          |       |    |        |         | (4)   |8/30/09  |Class A  |          |
buy                     |            |          |       |    |        |         |Immed. |         |Common   |          |
                        |            |          |       |    |        |         |       |         |Stock    |30,000    |$27.875
                        |            |          |       |    |        |         |       |         |$.01 par |          |
                        |            |          |       |    |        |         |       |         |value per|          |
                        |            |          |       |    |        |         |       |         |share    |          |
------------------------|------------|----------|-------|----|--------|---------|-------|---------|---------|----------|-----------
Class C Common Stock    | 1 for 1    |          |       |    |        |         |On     |         |Class A  |          |
$.01 par value per share|            |          |       |    |        |         |Demand |         |Common   |          |
                        |            |          |       |    |        |         |       |         |Stock    |337,313   |
                        |            |          |       |    |        |         |       |         |$.01 par |          |
                        |            |          |       |    |        |         |       |         |value per|          |
                        |            |          |       |    |        |         |       |         |share    |          |
------------------------|------------|-------- -|-------|----|--------|---------|-------|---------|---------|----------|-----------
Class C Common Stock    | 1 for 1    |          |       |    |        |         |On     |         |Class A  |          |
$.01 par value per share|            |          |       |    |        |         |Demand |         |Common   |          |
                        |            |          |       |    |        |         |       |         |Stock    |1,522,422 |
                        |            |          |       |    |        |         |       |         |$.01 par |          |
                        |            |          |       |    |        |         |       |         |value per|          |
                        |            |          |       |    |        |         |       |         |share    |          |
------------------------|------------|----------|-------|----|--------|---------|-------|---------|---------|----------|-----------
                        |            |          |       |    |        |         |       |         |         |          |
------------------------|------------|----------|-------|----|--------|---------|-------|---------|---------|----------|-----------
                        |            |          |       |    |        |         |       |         |         |          |
------------------------|------------|----------|-------|----|--------|---------|-------|---------|---------|----------|-----------
                        |            |          |       |    |        |         |       |         |         |          |
------------------------|------------|----------|-------|----|--------|---------|-------|---------|---------|----------|-----------
                        |            |          |       |    |        |         |       |         |         |          |
------------------------|------------|----------|-------|----|--------|---------|-------|---------|---------|----------|-----------
                        |            |          |       |    |        |         |       |         |         |          |
------------------------|------------|----------|-------|----|--------|---------|-------|---------|---------|----------|-----------
                        |            |          |       |    |        |         |       |         |         |          |
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
9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------------
128,000           |          D             |
------------------|------------------------|------------------------------------
1,000,690         |          D             |
------------------|------------------------|------------------------------------
500,000           |          D             |
------------------|------------------------|------------------------------------
30,000            |          D             |
------------------|------------------------|------------------------------------
337,313           |          I             |By Quaestus Management Corporation
------------------|------------------------|------------------------------------
1,522,422         |          I             |By CML Holdings, LLC
--------------------------------------------------------------------------------
Explanation of Responses:

  (1) Mr. Weening elects to report the entire amount of CMLS stock held by Quaestus Management Corporation, CML Holdings, LLC and
Quaestus Partner Fund.  Mr. Weening disclaims any beneficiary ownership in excess of his pecuniary interest and the filing of this report shall not be claimed an admission that the report person is the beneficial owner of such securities for purposes of Section 16 or any other purpose.

  (2) Grant to reporting person of option to buy 1,000,690 shares of Class C Common Stock in transaction exempt under Rule 16b.3.
The options become exercisable in three separate tranches. Each tranche has a separate quarterly or annual vesting schedule. All options will vest during the period commencing 9/30/1998 and ending 7/1/2002. Such shares of Class C Common Stock are convertible into shares of Class A Common Stock at the option of the holder. (3) Grant to reporting person of option to buy 500,000 shares of
Class C Common Stock in transaction exempt under Rule 16b.3. The options become exercisable over four years, vesting quarterly.
All options will vest during period commencing 9/1/99 and ending 8/30/03. Such shares of Class C Common stock are convertible into shares of Class A Common Stock at the option of the holder. (4) Options for 30,000 shares of Class A Common Stock are fully vested and immediately exercisable.



  Note File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                                          Richard W. Weening                2/11/00
                                                                                        ----------------------------------  -------
                                                                                        **Signature of Reporting Person(1)    Date



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                           (Print or Type Responses)